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                                                                     EXHIBIT 1.2


                       FORM OF PROCEEDS ESCROW AGREEMENT

THIS PROCEEDS ESCROW AGREEMENT (the "Agreement") is made and entered into this __ day of ________, 2001, by and between TheReadyMan.com, Inc. a California corporation (the "Company"), and San Diego National Bank (the "Escrow Agent").

Premises

The Company proposes to offer for sale to the general public in certain states a minimum of 500,000 shares of common stock up to a maximum of 5,000,000 shares of common stock, par value $0.001, at an offering price of $0.10 per share (the "Shares"), pursuant to the registration provisions of the Securities Act of 1933, as amended, and pursuant to an registration statement on Form SB-2 (the "Registration Statement"), S.E.C. File No. ______, on file with the Securities and Exchange Commission (the "Commission"). The Company will offer the Shares for sale through its officers and directors on the basis of a minimum of 500,000 shares and a maximum of 5,000,000 shares in accordance with the terms of the prospectus (the "Prospectus") included in the Registration Statement. The Company may also enter into agreements with certain selected dealers to sell the Shares, in which event the Company will pay a sales commission of ten percent (10%) to such selected dealers for actual sales. In accordance with the terms of the Prospectus, the Company desires to provide for the escrow of the minimum subscription payments for Shares until the amount, as set forth below, has been received.

Agreement

NOW, THEREFORE, the parties hereto agree as follows:

1. Until termination of this Agreement, all funds collected by the Company or any dealers from subscriptions for the purchase of Shares in the subject offering shall be deposited promptly with the trust department of the Escrow Agent, but in any event no longer than noon of the next business day following receipt.

2. Concurrently with transmitting funds to the trust department of the Escrow Agent, the Company and any dealers shall also deliver to the Escrow Agent a schedule setting forth the name and address of each subscriber whose funds are included in such transmittal, the number of Shares subscribed for, and the dollar amount paid. All funds so deposited shall remain the property of the subscriber and shall not be subject to any lien or charges by Escrow Agent, or judgments or creditors claims against the Company until released to it in the manner hereinafter provided.

3. If at any time prior to the expiration of the minimum offering period, as specified in paragraph 4, $50,000 has been deposited pursuant to this Agreement, the Escrow Agent shall promptly confirm the receipt of such funds to the Company and on written request of the Company, promptly transmit 10% of the amount deposited in escrow to those dealers, if any, as designated by the Company as their compensation for commissions in connection with their sale of the Shares; and the balance to the Company (such event is hereinafter referred to as the "Closing"). Thereafter, the Escrow Agent shall continue to accept deposits from the Company and any such dealers and transmit without further request or instruction, 10% percent of the amounts deposited to those dealers, if any, as designated by the Company and the balance to the Company until the offering is terminated.

4. If within 90 days after the effective date of the Registration Statement (unless extended by the Company for an additional 90 days), the Company and any dealers have not deposited $50,000 in good funds with the Escrow Agent, the Escrow Agent shall so notify the Company and shall promptly transmit to those investors who subscribed for the purchase of the Shares the amount of money each such investor so paid. The Escrow Agent shall furnish to the Company an accounting for the refund in full to all subscribers.

5. If at any time prior to the termination of the escrow the Escrow Agent is advised by the Commission that a stop order has been issued with respect to the Registration Statement, the Escrow Agent shall, 20 days after the date of any such stop order, return all funds to the respective subscribers unless it receives written notice within such 20-day period that the stop order has been lifted.

6. It is understood and agreed that the duties of the Escrow Agent are entirely ministerial, being limited to receiving monies from the Company and the dealers, if any, and holding and disbursing such monies in accordance with this Agreement. The Escrow Agent shall have no obligation to invest the offering proceeds.


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7. The Escrow Agent is not a party to, and is not bound by, any agreement between the Company and the dealers, if any, which may be evidenced by or arise out of the foregoing instructions.

8. The Escrow Agent acts hereunder as a depository only, and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of any instrument deposited with it, or with respect to the form or execution of the same, or the identity, authority or rights of any person executing or depositing the same.

9. The Escrow Agent shall not take any action pursuant to additional escrow instructions not included herein unless such instructions are in writing and have been signed by the Company.

10. The Escrow Agent shall not be required to take or be bound by notice of any default of any person or to take such default involving any expense or liability, unless notice in writing is given to an officer of the Escrow Agent of such default by the undersigned or any of them, and unless it is indemnified in a manner satisfactory to it against any expense or liability arising therefrom.

11. The Escrow Agent shall not be liable for acting on any notice, request, waiver, consent, receipt, or other paper or document believed by the Escrow Agent to be genuine and to have been signed by the proper party or parties.

12. The Escrow Agent shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except its own willful misconduct.

13. The Escrow Agent shall not be answerable for the default or misconduct of any agent, attorney, or employee appointed by it if such agent attorney, or employee shall have been selected with reasonable care.

14. The Escrow Agent may consult with legal counsel in the event of any dispute or question as to the consideration of the foregoing instructions or the Escrow Agent's duties hereunder, and the Escrow Agent shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such counsel.

15. In the event of any disagreement between the Company and the Escrow Agent and/or any other person, resulting in adverse claims and/or demands being made in connection with or for any papers, money, or property involved herein or affected hereby, the Escrow Agent shall be entitled at its option to refuse to comply with any such claim, or demand so long as such disagreement shall continue and, in so refusing, the Escrow Agent shall not be or become liable to the undersigned or any of them or to any person named in the foregoing instructions for the failure or refusal to comply with such conflicting or adverse demands, and the Escrow Agent shall be entitled to continue to so refrain and refuse to so act until (a) the rights of adverse claimants have been fully adjudicated in a court assuming and having jurisdiction of the parties and the securities, monies, papers, and property involved herein or affected hereby; and/or (b) all differences shall have been adjusted by agreement and the Escrow Agent shall have been notified in writing signed by all of the interested parties.

16. The Escrow Agent reserves the right to resign hereunder, upon ten (10) days prior written notice to the Company. In the event of said resignation, and prior to the effective date thereof, the Company, by written notice to the Escrow Agent, shall designate a successor escrow agent to assume the responsibilities of the Escrow Agent under this Agreement, and the Escrow Agent immediately shall deliver any undisbursed offering proceeds to such successor escrow agent. If the Company shall fail to designate such a successor escrow agent within such time period, the Escrow Agent may deliver any undisbursed offering proceeds into the registry of any court having jurisdiction.

17. The consideration for its agreement to act as the Escrow Agent is $_____, the receipt of which is hereby acknowledged. In addition, if $50,000 is not received in escrow within the escrow period and the Escrow agent is required to return funds to investors as provided in section 4, the Escrow Agent shall

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receive a fee of $____ per check for such services. The fee agreed on for services rendered hereunder is intended as full compensation for the Escrow Agent's services as contemplated by this Agreement; however, in the event that the conditions of this Agreement are not fulfilled, the Escrow Agent renders any material service not contemplated by this Agreement, there is any assignment of interest in the subject matter of this Agreement, there is any material modification hereof, any material controversy arising hereunder, or the Escrow Agent is made a party to or justifiably intervenes in any litigation pertaining to this Agreement or the subject matter hereof, the Escrow Agent shall be reasonably compensated for such extraordinary expenses, including reasonable attorneys' fees, occasioned by any delay, controversy, litigation, or event. Any additional compensation to the Escrow Agent arising as a result of litigation pertaining to this Agreement and any other additional compensation to the Escrow Agent shall be paid by the Company.

18. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns, including any successor to the Escrow Agent in the event of its liquidation; provided, however, that no party may assign this Agreement or any interest herein without the prior written consent of the other parties.

19. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California and the laws of the United States applicable to he State of California.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, as of the date first above written.

TheReadyMan.com, Inc., a California Corporation

/S/
Its President

I, _____________________, a duly authorized officer of the Escrow Agent, hereby acknowledge receipt of this Agreement and agree to act as Escrow Agent in accordance with said Agreement and on the terms and conditions above set forth this __ day of ______, 2001.

San Diego National Bank

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